EXHIBIT 99.1

United-Guardian Announces 20% Increase in Semi-Annual Dividend

HAUPPAUGE, N.Y., May 12, 2011 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) announced that the company's Board of Directors, at its meeting on May 11, 2011, declared a cash dividend of $0.36 per share, which will be paid on June 13, 2011 to all stockholders of record as of the close of business on May 30, 2010. This represents a 20% increase over the $0.30 per share dividend paid in the first half of 2010.

Ken Globus, President of United-Guardian, stated, "We are very pleased to once again be in a position to have our stockholders share in the excellent earnings we are projecting for the first half of the year. Based on strong first quarter sales, as well as our projection that the second quarter will be very profitable as well, the Board believes that increasing the dividend by 20% is reasonable and will not adversely affect our ability to fund any capital requirements that we will have in the foreseeable future."

This is now the 16th consecutive year that the company has paid a cash dividend, which has been steadily increasing since 1996.

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

The United-Guardian, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6000

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

CONTACT: Robert S. Rubinger
         Public Relations
         (631) 273-0900